Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CurrencyShares® Euro Trust for the registration of 10,000,000 shares and to the incorporation by reference therein of our reports dated January 14, 2014, with respect to the financial statements of CurrrencyShares® Euro Trust and the effectiveness of internal control over financial reporting of CurrencyShares® Euro Trust, included in its Annual Report (Form 10-K) for the year ended October 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

November 17, 2014